                              CERPROBE CORPORATION
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                   EXHIBIT 11
                                   (UNAUDITED)

                                                            THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                               SEPTEMBER 30,                           SEPTEMBER 30,
                                                      -------------------------------         -------------------------------
                                                         1999                 1998               1999                 1998
                                                      -----------         -----------         -----------         -----------
Net loss                                              $  (878,138)        $(3,557,202)        $(2,392,070)        $  (744,994)
                                                      ===========         ===========         ===========         ===========

Weighted average number of
common shares outstanding                               7,836,237           7,768,874           7,740,136           8,058,011

Common equivalent shares representing shares
issuable upon exercise of stock options                    12,059             157,694              89,430             286,833

Convertible preferred stock                                  --                  --                  --                  --

Subtraction of common equivalent shares due to
antidilutive nature                                       (12,059)           (157,694)            (89,430)           (286,833)
                                                      -----------         -----------         -----------         -----------
Dilutive adjusted weighted average shares
and assumed conversions                                 7,836,237           7,768,874           7,740,136           8,058,011
                                                      ===========         ===========         ===========         ===========


Basic net loss per share                              $     (0.11)        $     (0.46)        $     (0.31)        $     (0.09)
                                                      ===========         ===========         ===========         ===========


Diluted net loss per share                            $     (0.11)        $     (0.46)        $     (0.31)        $     (0.09)
                                                      ===========         ===========         ===========         ===========